Exhibit 28j (1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  caption "Financial Highlights"  in  each Prospectus and under the caption "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 53 to the Registration Statement (Form  N-1A,  No. 33-50773) of Federated Total Return Series, Inc., and to the incorporation by reference of our reports, dated November 24, 2009, on Federated Ultrashort Bond Fund and Federated Mortgage Fund (two of the portfolios constituting Federated Total Return Series, Inc.) included in the Annual Shareholder Reports for the fiscal year ended September 30, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 22, 2010